Exhibit 99.1

Hawthorn Bancshares Reports 2013 Financial Results

JEFFERSON CITY, Mo., March 31, 2014 — Hawthorn Bancshares, Inc. (NASDAQ: HWBK), today reported financial results for the Company for the year ended December 31, 2013.

The Company reported net income available to common shareholders of $5.0 million for 2013 compared to $2.8 million for 2012. Income available to shareholders improved for 2013 to $4.4 million from $1.0 million for 2012 due to lower preferred dividends related to repayment of Hawthorn Bancshares’ outstanding U.S. Treasury’s Capital Purchase debt (commonly called TARP). Preferred dividends and discount accretion totaled $0.6 million for 2013 compared to $1.8 million for 2012. On a per share basis, Hawthorn earned a net profit of $0.87 per common share for 2013 compared to $0.21 for 2012.

Commenting on the Company’s earnings performance, Chairman and CEO David T. Turner said “I am pleased to report that net income for 2013 increased 76% over 2012 and is at its highest level since 2007. Our improved performance in 2013 was primarily the result of continued improvement in asset quality which allowed us to reduce our loan loss provision.”

Operating Results
Net Interest Income
Net interest income for 2013 was $39.3 million compared to $41.2 million for 2012. While the decrease continues to be the result of the historically low rate environment and growing competition for quality loans, our margin for 2013 remained healthy. On a tax equivalent basis, Hawthorn’s net interest margin for 2013 was 3.72% compared to 3.84% for 2012. The lower net interest margin for 2013 was primarily the result of reduced average earning assets and continued net interest margin contraction.

Non-Interest Income and Expense
Non-interest income for 2013 was $10.9 million compared to $9.7 million for 2012. The increase is primarily the result of a $1.3 million positive variance in real estate servicing income related to changes in the fair value of mortgage servicing rights and $0.8 million of gains realized on the sale of investment securities. Investment security gains were the result of selling numerous older small holdings and purchasing a few large current issues without significantly changing the size or duration of the bond portfolio. These positive changes were partially offset by lower refinancing activity in our home mortgage area which impacted both the volume of loans sold and the related gains recognized. Non-interest expense for 2013 was $40.8 million compared to $38.7 million for 2012. The largest contributor to the increase resulted from higher expense valuation write-downs on foreclosed assets.

Loan-Loss Reserve
Hawthorn’s level of non-performing loans was 4.21% of total loans at December 31, 2013, down from 4.65% at December 31, 2012. During the year, net charge-offs were $3.2 million compared to $7.9 million for 2012 while the expense provision for loan losses was $2.0 million for 2013 and $8.9 million for 2012. The allowance for loan losses at December 31, 2013 was $13.7 million, or 1.63% of outstanding loans and 38.84% of non-performing loans. At December 31, 2012, the allowance for loan losses was $14.8 million, or 1.75% of outstanding loans and 37.70% of non-performing loans. Management believes based on detailed analysis of the loan portfolio and the value of any associated collateral that the allowance for loan losses at December 31, 2013 is adequate to cover probable loan losses.

Regarding asset quality, Chairman & CEO Turner said “As we evaluate our loan portfolio, we are seeing many positive trends including stabilization of our problem loans. A significant portion of our reserves is specifically allocated to loans for customers who are working through their financial problems.”

Financial Condition
Total assets of $1.14 billion as of December 31, 2013, were down 3.5% when compared to $1.18 billion at year end 2012. Loans, net of allowance for loan losses, were relatively unchanged at $825.8 million. Investment securities increased 2.9% to $206.0 and total deposits decreased 3.5% to $956.5 million. Common equity capital remained relatively unchanged at $74.4 million. At 15.33% and 8.80%, total risk based capital and tier 1 capital ratios exceed regulatory requirements of 8% and 3%, respectively.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

FINANCIAL SUMMARY
(unaudited)
(in thousands)

Balance sheet information:	December 31, 2013	December 31, 2012

Loans, net of allowance for loan losses	$825,828	$832,142
Investment securities	205,985	200,246
Total assets	1,140,122	1,181,606
Deposits	956,471	991,275
Common stockholders’ equity	74,380	74,243
Total stockholders’ equity	74,380	92,220
	Year Ended	Year Ended
Income statements:	December 31, 2013	December 31, 2012

Total interest income	$45,665	$49,114
Total interest expense	6,342	7,905

Net interest income	39,323	41,209
Provision for loan losses	2,030	8,900
Noninterest income	10,088	9,700
Investment securities gains, net	778	26
Noninterest expense	40,763	38,667

Pre-tax income	7,396	3,368
Income taxes	2,422	546

Net income	4,974	2,822
Preferred stock dividends	615	1,784

Net income available to common shareholders	4,359	1,038

Key financial ratios:	December 31, 2013	December 31, 2012

Return on average assets	0.43%	0.24%
Return on average common equity	5.95%	1.40%
Allowance for loan losses to total loans	1.63%	1.75%
Nonperforming loans to total loans	4.21%	4.65%
Nonperforming assets to loans and foreclosed assets	5.87%	7.23%
Allowance for loan losses to nonperforming loans	38.84%	37.70%

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in Lee’s Summit, Springfield, Branson, Independence, Liberty, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert, Missouri.

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.